UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 12, 2015

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard, Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 12, 2015, the Board of Directors (the “Board”) of Fastenal Company (the “Company”) elected Mr. Daniel Florness as the Company’s president and chief executive officer effective January 1, 2016. Mr. Willard Oberton will step down from his role as president and chief executive officer of the Company and Mr. Florness will step down from his role as executive vice president and chief financial officer of the Company effective the same date. Mr. Oberton will continue to serve as chairman of the board of the Company. Also on October 12, 2015, the Board increased the number of directors of the Company from ten to eleven and appointed Mr. Florness as a member of the Board to fill the vacancy resulting from that increase effective January 1, 2016. Mr. Florness has not been named to serve on any committee of the Board and is not currently expected to be so named. The Board has not yet filled the position of chief financial officer of the Company, but intends to do so, on either a permanent or interim basis, as soon as reasonably practicable.

Mr. Florness, who is 51 years old, has served as the Company’s chief financial officer since June 1996 and as an executive vice president of the Company since December 2002. As executive vice president and chief financial officer, Mr. Florness directs the financial activities of the Company and oversees the Company’s national accounts business.

The Board concluded that Mr. Florness should be appointed as a director because, in his capacity as president and chief executive officer of the Company, he will be able to provide the Board with critical input on the development and implementation of high‑level strategies for the Company and on the overall operations and resources of the Company. In addition, the Board believed that, due to his long tenure as chief financial officer, Mr. Florness is uniquely situated to provide the Board with in‑depth insight into the Company’s financial planning, internal controls and regulatory compliance.

In his role as president and chief executive officer of the Company, Mr. Florness will be paid an annual base salary in 2016 of $550,000 and will receive a bonus for each quarter in 2016 equal to 1.25% of the amount by which the Company’s pre‑tax earnings for that quarter exceed 100% of the Company’s pre‑tax earnings for the comparable quarter in 2015. In addition, the Compensation Committee of the Board (the “Committee”) has indicated that, in connection with his elevation to the position of president and chief executive officer, the Committee intends to grant to Mr. Florness in April 2016, on the same date that stock option awards are granted to other eligible employees under the Company’s stock option plan, a stock option entitling Mr. Florness to purchase shares of common stock of the Company. The stock option is expected to have the same exercise price as such other stock option awards and to provide Mr. Florness with the right (subject to certain vesting requirements to be determined by the Committee on the grant date) to purchase a number of shares of the Company’s common stock determined by dividing the value of the award approved the Committee on the grant date, which the Committee currently expects to be approximately $6 million, by the per share closing price of the Company’s common stock on the day prior to the grant date. Upon assuming his Board seat, Mr. Florness will also receive the same annual retainer for his service on the Board as the Company’s other employee‑directors.

Mr. Florness’ term of office as president and chief executive officer of the Company will expire concurrently with the expiration of the term of office of the Company’s other executive officers. There are no arrangements or understandings between Mr.  Florness and any other person or persons (other than the directors of the Company acting in their capacity as such) pursuant to which Mr. Florness was selected as president and chief executive officer of the Company or as a director of the Company. Mr. Florness is not related to any of the Company’s other executive officers or directors. There are no current or proposed transactions in which Mr. Florness, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S‑K promulgated by the Securities Exchange Commission.

Commencing on January 1, 2016, Mr. Oberton will receive an annual retainer of $360,000, payable in monthly installments, in his capacity as chairman of the board of the Company, and will no longer receive the base salary or cash incentive awards to which he was entitled in his previous role as president and chief executive officer of the Company (other than amounts earned prior to January 1, 2016).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fastenal Company
(Registrant)

October 13, 2015	/s/ Sheryl A. Lisowski
(Date)	Sheryl A. Lisowski
Controller & Chief Accounting Officer